Genesee & Wyoming Reports Results for the Second Quarter of 2009

GREENWICH, Conn., July 30, 2009/PRNewswire-FirstCall/ -- Genesee & Wyoming Inc. (GWI) (NYSE: GWR) reported net income in the second quarter of 2009 of $7.4 million, compared with net income of $15.4 million in the second quarter of 2008.   GWI's diluted earnings per share (EPS) in the second quarter of 2009 were $0.20 with 36.9 million weighted average shares outstanding, compared with diluted EPS of $0.42 with 36.4 million weighted average shares outstanding in the second quarter of 2008.

GWI’s income from continuing operations in the second quarter of 2009 was $8.1 million, or $0.22 per diluted share, compared with income from continuing operations of $16.2 million, or $0.44 per diluted share in the second quarter of 2008.

In June 2009, GWI announced that its subsidiary, Huron Central Railway Inc. (HCRY), intended to discontinue operations in October 2009.  As a result, GWI’s results in the second quarter of 2009 included a non-cash write-down of HCRY’s non-current assets of $6.7 million as well as restructuring and related charges of $2.3 million (net after-tax impact of $5.4 million, or $0.15 per diluted share).

GWI’s results for the second quarter of 2009 included gains on the sale of assets and insurance recovery of $2.3 million ($1.5 million after-tax, or $0.04 per diluted share) and legal expenses of $1.4 million ($0.9 million after-tax or $0.02 per diluted share) associated with the resolution of the arbitration related to the Meridian & Bigbee Railroad LLC (M&B) Haulage Agreement.  GWI’s results for the second quarter of 2008 included gains on the sale of assets and insurance recovery of $2.5 million ($1.6 million after-tax, or $0.04 per diluted share).

The table below summarizes the financial impact of significant operating items in the second quarter of 2009 and 2008 ($ millions, except per share amounts).

	Pre- Tax Amount	After- Tax Amount	EPS Impact
Q2 2009:
- Gains on the sale of assets and insurance recovery	$2.3	$1.5	$0.04
- M&B legal expenses	$(1.4)	$(0.9)	$(0.02)
- HCRY, net impact	$(9.0)	$(5.4)	$(0.15)

Q2 2008:
- Gains on the sale of assets and insurance recovery	$2.5	$1.6	$0.04

GWI’s results in the second quarter of 2009 benefited $0.07 per diluted share from the positive impact of the U.S. short line tax credit, which is in effect through 2009.   Primarily as a result of the short line tax credit and the HCRY-related tax benefit, GWI’s effective income tax rate on its continuing operations decreased from 39.5% in the second quarter of 2008 to 9.7% in the second quarter of 2009.

Continuing Operations

In the second quarter of 2009, GWI's total revenues decreased $22.7 million, or 14.8%, to $130.1 million, compared with $152.7 million in the second quarter of 2008.   Same railroad revenues decreased $37.7 million, or 24.7%, partially offset by revenues of $15.1 million from acquisitions.  The decrease in same railroad revenues included a $6.8 million decrease due to the depreciation of the Australian and Canadian dollars and the Euro versus the U.S. dollar and a $7.8 million decrease due to a decline in third-party fuel sales.  Excluding changes from currency and fuel sales, GWI’s same railroad revenues declined $23.1 million, or 15.1%.

Freight revenues in the second quarter of 2009 decreased by $12.1 million, or 13.3%, to $79.3 million, compared with $91.4 million in the second quarter of 2008.  Same railroad freight revenues decreased $24.8 million, offset by $12.7 million in freight revenues from acquisitions.  Same railroad freight revenues were reduced by $3.3 million due to the depreciation of the Australian and Canadian dollars.  Excluding changes from currency, GWI’s same railroad freight revenues decreased by $21.4 million, or 23.4%.

GWI’s traffic in the second quarter of 2009 decreased 8,367 carloads, or 4.3%, compared with the second quarter of 2008.  Same railroad traffic decreased by 39,272 carloads, or 20.0%.  The same railroad decrease was principally due to declines of 10,156 carloads of pulp and paper traffic, 8,625 carloads of metals traffic and 7,556 carloads of coal, coke and ores traffic. All other same railroad traffic decreased by a net 12,935 carloads.

Average freight revenues per carload declined 9.4% in the second quarter of 2009.  Same railroad average revenues per carload declined 8.9%.  Same railroad average revenues per carload were negatively impacted by three factors: lower fuel surcharges, the depreciation of the Canadian and Australian dollars and changes in commodity mix, which reduced average revenues per carload by 6.0%, 3.5% and 1.3%, respectively.  Excluding these three factors, same railroad average revenues per carload increased 1.9%.  In the United States and Canada, excluding currency effects, changes in commodity mix and changes in fuel surcharges, same railroad average revenues per carload increased 3.9%.

GWI’s non-freight revenues in the second quarter of 2009 decreased $10.5 million, or 17.2%, compared with the second quarter of 2008.   Same railroad non-freight revenues decreased $13.0 million, or 21.1%, partially offset by $2.4 million in non-freight revenues from acquisitions.  The decrease in same railroad non-freight revenues was composed of $3.5 million due to the depreciation of the Australian and Canadian dollars and the Euro versus the U.S. dollar and $7.8 million due to a decline in third-party fuel sales.  Excluding changes from currency and fuel sales, GWI’s same railroad non-freight revenues decreased $1.7 million, or 2.8%.

 GWI's operating income in the second quarter of 2009 decreased $15.0 million to $14.6 million, compared with $29.7 million in the second quarter of 2008.  The operating ratio was 88.7% in the second quarter of 2009, compared with an operating ratio of 80.6% in the second quarter of 2008.  In the second quarter of 2009, operating income was reduced by $9.0 million due to the write-down of HCRY and related effects and $1.4 million due to legal expenses related to the M&B arbitration, partially offset by $2.3 million in gains on the sale of assets and insurance recovery.  Operating income in the second quarter of 2008 included $2.5 million in gains on the sale of assets and insurance recovery.  Excluding these items, GWI’s operating ratio was 82.5% in the second quarter of 2009, compared with an operating ratio of 82.2% in the second quarter of 2008. (1)

Comments from the Chief Executive Officer

John C. Hellmann, President and CEO of GWI, commented, “Our financial results for the second quarter were consistent with the revised guidance that we provided in early June.  Our revenues in the second quarter of 2009 proved to be 6% weaker than the first quarter of 2009, and we consequently implemented additional cost reductions.  We now have 13% of our locomotive fleet parked and 10% of our employees furloughed.  These and other cost cutting initiatives have enabled us to maintain a core operating ratio in line with last year.”

“In the second quarter, the severe contraction of North American industrial production reduced shipments of economically sensitive commodities such as steel, paper and lumber by 41%, 33% and 23%, respectively, on a same railroad basis.  The pending closure of the Huron Central Railway, which principally hauls steel, resulted in a significant one-time charge in the second quarter; however, the long term financial impact is expected to be accretive to both earnings and cash flow starting in the fourth quarter of 2009.”

“Supported by the proceeds from our recent equity offering, we continue to evaluate acquisition and investment opportunities in both North America and Australia.  With funds available to make opportunistic investments and our increasingly efficient core operations, we believe that we are well positioned to benefit from any improvement in economic conditions.”

Free Cash Flow from Continuing Operations (2)

($ in millions)	Six Months Ended
	June 30,

	2009	2008
Net cash provided by operating activities	$44.1	$37.6
Net cash used in investing activities	(26.1)	(116.7)
Net cash paid for acquisitions (a)	5.8	97.6
Free cash flow (2)	$23.8	$18.5

(a)  The 2009 period includes: 1) $4.8 million in net cash paid for final working capital adjustments related to the acquisition of the Ohio Central Railroad System (OCR) and 2) $1.0 million (or €0.8 million) in net cash paid in contingent consideration related to the Rotterdam Rail Feeding B.V. (RRF) acquisition. The 2008 period includes $71.5 million in net cash paid for the acquisition of CAGY Industries Inc. (CAGY), $22.5 million in net cash paid for the acquisition of RRF and $3.6 million for final working capital adjustments related to the December 2007 acquisition of Maryland Midland Railway, Inc. (MMID).

GWI’s continuing operations generated free cash flow of $23.8 million and $18.5 million for the six months ended June 30, 2009 and 2008, respectively.  For the six months ended June 30, 2009, changes in working capital reduced net cash flow from operating activities by $6.4 million.  For the six months ended June 30, 2008, changes in working capital reduced net cash flow from operating activities by $14.7 million.

Net cash used in investing activities for the six months ended June 30, 2009, included $37.7 million in purchases of property and equipment, partially offset by $8.9 million in cash received from government grants, $5.6 million from sales of assets and $2.9 million from insurance proceeds.  Net cash used in investing activities for the six months ended June 30, 2008, included $40.9 million in purchases of property and equipment, partially offset by $16.8 million in cash received from government grants, $4.6 million from sales of assets and $0.4 million from insurance proceeds.

Conference Call and Webcast Details

As previously announced, GWI’s conference call to discuss financial results for the second quarter will be held today at 10:00 a.m. (Eastern Time).  The dial-in number for the teleconference is (800) 762-4758; outside U.S., call (480) 629-9035, or the call may be accessed live over the Internet (listen only) under the “Investors” tab of GWI's website (http://www.gwrr.com), by selecting “Second Quarter 2009 Earnings Audio Webcast.” Management will be referring to a slide presentation that will also be available under the “Investors” tab of GWI’s website prior to the conference call. An audio replay of the conference call will be accessible via the “Investors” tab of GWI's website starting at 1:00 p.m. today.   The webcast audio replay will be available until GWI’s next quarterly earnings release.  Telephone replay is available for 30 days beginning at 12 p.m. EDT today by dialing (800) 475-6701 (or outside U.S., dial 320-365-3844). The access code is 974250.

About Genesee & Wyoming Inc.

GWI owns and operates short line and regional freight railroads in the United States, Canada, Australia and the Netherlands and owns a minority interest in a railroad in Bolivia. Operations currently include 63 railroads organized in nine regions, with more than 6,800 miles of owned and leased track and approximately 3,100 additional miles under track access arrangements. GWI provides rail service at 16 ports in North America and Europe and performs contract coal loading and railcar switching for industrial customers.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of Genesee & Wyoming Inc. that involve risks and uncertainties that could cause actual results to differ materially from its current expectations including, but not limited to, economic, political and industry conditions; customer demand, retention and contract continuation; legislative and regulatory developments; increased competition in relevant markets; funding needs and financing sources; susceptibility to various legal claims and lawsuits; strikes or work stoppages; severe weather conditions and other natural occurrences; and others. Words such as "anticipates," "intends," "plans," "believes," "seeks," "expects," "estimates," variations of these words and similar expressions are intended to identify these forward-looking statements. GWI refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as GWI's Forms 10-Q and 10-K which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release. GWI disclaims any intention to update the current expectations or forward looking statements contained in this press release.

(1) The operating ratios that exclude the items described above are non-GAAP financial measures and are not intended to replace the operating ratios calculated using total operating expenses and total revenues, calculated on a basis consistent with GAAP. The information required by Regulation G under the Securities Exchange Act of 1934, including reconciliation to the operating ratios calculated using amounts determined in accordance with GAAP, is included in the tables attached to this press release.

(2) Free Cash Flow is a non-GAAP financial measure and is not intended to replace net cash provided by operating activities, its most directly comparable GAAP measure.  The information required by Regulation G under the Securities Exchange Act of 1934, including a reconciliation to net cash provided by operating activities is included in the tables attached to this press release.

SOURCE: Genesee & Wyoming Inc.
Michael Williams of GWI Corporate Communications
1-203-629-3722
mwilliams@gwrr.com

GENESEE & WYOMING INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2009 AND 2008
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

OPERATING REVENUES	$130,055	$152,715	$268,513	$293,396

OPERATING EXPENSES	115,415	123,040	227,773	242,415
INCOME FROM OPERATIONS	14,640	29,675	40,740	50,981

INTEREST INCOME	243	571	425	1,156
INTEREST EXPENSE	(7,094)	(4,044)	(14,274)	(7,953)
OTHER INCOME, NET	1,202	561	1,244	659

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	8,991	26,763	28,135	44,843

PROVISION FOR INCOME TAXES	873	10,577	6,036	17,396

INCOME FROM CONTINUING OPERATIONS	8,118	16,186	22,099	27,447

LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	(636)	(735)	(669)	(1,574)

NET INCOME	7,482	15,451	21,430	25,873

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(67)	(60)	(68)	(85)

NET INCOME ATTRIBUTABLE TO GENESEE & WYOMING INC.	$7,415	$15,391	$21,362	$25,788

BASIC EARNINGS PER SHARE ATTRIBUTABLE TO GENESEE & WYOMING INC. COMMON STOCKHOLDERS:
BASIC EARNINGS PER COMMON SHARE FROM CONTINUING OPERATIONS	$0.24	$0.51	$0.65	$0.87
BASIC LOSS PER COMMON SHARE FROM DISCONTINUED OPERATIONS	(0.02)	(0.02)	(0.02)	(0.05)
BASIC EARNINGS PER COMMON SHARE	$0.22	$0.48	$0.63	$0.82

WEIGHTED AVERAGE SHARES - BASIC	34,053	31,755	33,762	31,626

DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO GENESEE & WYOMING INC. COMMON STOCKHOLDERS:
DILUTED EARNINGS PER COMMON SHARE FROM CONTINUING OPERATIONS	$0.22	$0.44	$0.60	$0.76
DILUTED LOSS PER COMMON SHARE FROM DISCONTINUED OPERATIONS	(0.02)	(0.02)	(0.02)	(0.04)
DILUTED EARNINGS PER COMMON SHARE	$0.20	$0.42	$0.58	$0.71

WEIGHTED AVERAGE SHARES - DILUTED	36,907	36,378	36,641	36,197

GENESEE & WYOMING INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2009 AND DECEMBER 31, 2008
(In thousands)
(unaudited)

	June 30,	December 31,
ASSETS	2009	2008

CURRENT ASSETS:
Cash and cash equivalents	$62,417	$31,693
Accounts receivable, net	105,974	120,874
Materials and supplies	7,949	7,708
Prepaid expenses and other	10,582	12,270
Current assets of discontinued operations	1,249	1,676
Deferred income tax assets, net	18,106	18,101
Total current assets	206,277	192,322

PROPERTY AND EQUIPMENT, net	994,339	998,995
INVESTMENT IN UNCONSOLIDATED AFFILIATES	5,104	4,986
GOODWILL	161,347	150,958
INTANGIBLE ASSETS, net	228,118	223,442
DEFERRED INCOME TAX ASSETS, net	3,118	-
OTHER ASSETS, net	16,286	16,578
Total assets	$1,614,589	$1,587,281

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$27,154	$26,034
Accounts payable	101,137	124,162
Accrued expenses	36,084	37,903
Current liabilities of discontinued operations	1,021	1,121
Deferred income tax liabilities, net	-	192
Total current liabilities	165,396	189,412

LONG-TERM DEBT, less current portion	433,057	535,231
DEFERRED INCOME TAX LIABILITIES, net	238,450	234,979
DEFERRED ITEMS - grants from outside parties	122,354	113,302
OTHER LONG-TERM LIABILITIES	22,497	34,943

TOTAL EQUITY	632,835	479,414
Total liabilities and equity	$1,614,589	$1,587,281

GENESEE & WYOMING INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2009 AND 2008
(In thousands)
(unaudited)

	Six Months Ended June 30,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$21,430	$25,873
Adjustments to reconcile net income to net cash provided
by operating activities:
Loss from discontinued operations, net of tax	669	1,574
Depreciation and amortization	23,423	18,652
Compensation cost related to equity awards	2,826	2,598
Excess tax benefits from share-based compensation	(1,114)	(1,598)
Deferred income taxes	(872)	8,268
Net loss/(gain) on sale and impairment of assets	4,650	(2,632)
Gain on insurance recovery	(500)	(399)
Changes in assets and liabilities which provided (used) cash, net of effect of acquisitions:
Accounts receivable, net	10,178	(10,276)
Materials and supplies	231	(678)
Prepaid expenses and other	1,807	849
Accounts payable and accrued expenses	(18,232)	(9,297)
Other assets and liabilities, net	(391)	4,698
Net cash provided by operating activities from continuing operations	44,105	37,632
Net cash used in operating activities from discontinued operations	(28)	(1,166)
Net cash provided by operating activities	44,077	36,466

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(37,670)	(40,891)
Grant proceeds from outside parties	8,895	16,786
Cash paid for acquisitions, net	(5,780)	(97,616)
Insurance proceeds for the replacement of assets	2,900	419
Proceeds from disposition of property and equipment	5,551	4,597
Net cash used in investing activities from continuing operations	(26,104)	(116,705)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term borrowings, including capital leases	(200,450)	(70,505)
Proceeds from issuance of long-term debt	98,000	135,000
Net proceeds from employee stock purchases	4,437	8,057
Treasury stock purchases	(434)	(2,355)
Stock issuance proceeds, net of stock issuance costs	107,027	-
Excess tax benefits from share-based compensation	1,114	1,598
Net cash provided by financing activities from continuing operations	9,694	71,795

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	3,360	1,947

CHANGE IN CASH BALANCES INCLUDED IN CURRENT ASSETS OF DISCONTINUED OPERATIONS	(303)	(6)

DECREASE IN CASH AND CASH EQUIVALENTS	30,724	(6,503)
CASH AND CASH EQUIVALENTS, beginning of period	31,693	46,684
CASH AND CASH EQUIVALENTS, end of period	$62,417	$40,181

GENESEE & WYOMING INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(dollars in thousands)
(unaudited)

	Three Months Ended
	June 30,
	2009		2008
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenues:
Freight	$79,296	61.0%	$91,419	59.9%
Non-freight	50,759	39.0%	61,296	40.1%

Total revenues	$130,055	100.0%	$152,715	100.0%

Operating Expense Comparison:
Natural Classification
Labor and benefits	$47,968	36.9%	$46,294	30.3%
Equipment rents	6,903	5.3%	8,760	5.7%
Purchased services	10,006	7.7%	12,790	8.4%
Depreciation and amortization	11,917	9.2%	9,453	6.2%
Diesel fuel used in operations	7,351	5.6%	17,578	11.5%
Diesel fuel sold to third parties	3,104	2.4%	10,379	6.8%
Casualties and insurance	2,880	2.2%	3,804	2.5%
Materials	5,748	4.4%	6,492	4.3%
Net loss (gain) on sale and impairment of assets	4,889	3.8%	(2,082)	(1.4%)
Gain on insurance recovery	(500)	(0.4%)	(399)	(0.2%)
Restructuring charges	2,288	1.8%	-	0.0%
Other expenses	12,861	9.8%	9,971	6.5%

Total operating expenses	$115,415	88.7%	$123,040	80.6%

Functional Classification
Transportation	39,942	30.7%	$52,876	34.6%
Maintenance of ways and structures	13,336	10.2%	13,195	8.6%
Maintenance of equipment	16,395	12.6%	17,929	11.8%
Diesel fuel sold to third parties	3,104	2.4%	10,379	6.8%
General and administrative	24,044	18.4%	21,689	14.2%
Net loss (gain) on sale and impairment of assets	4,889	3.8%	(2,082)	(1.4%)
Gain on insurance recovery	(500)	(0.4%)	(399)	(0.2%)
Restructuring charges	2,288	1.8%	-	0.0%
Depreciation and amortization	11,917	9.2%	9,453	6.2%

Total operating expenses	$115,415	88.7%	$123,040	80.6%

GENESEE & WYOMING INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(dollars in thousands)
(unaudited)

	Six Months Ended
	June 30,
	2009		2008
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenues:
Freight	$168,462	62.7%	$179,147	61.1%
Non-freight	100,051	37.3%	114,249	38.9%

Total revenues	$268,513	100.0%	$293,396	100.0%

Operating Expense Comparison:
Natural Classification
Labor and benefits	$97,932	36.5%	$92,411	31.5%
Equipment rents	14,793	5.5%	17,143	5.8%
Purchased services	19,317	7.2%	23,627	8.0%
Depreciation and amortization	23,423	8.7%	18,652	6.4%
Diesel fuel used in operations	16,344	6.1%	33,363	11.4%
Diesel fuel sold to third parties	6,493	2.4%	18,946	6.5%
Casualties and insurance	6,464	2.4%	8,038	2.7%
Materials	11,351	4.2%	12,597	4.3%
Net loss (gain) on sale and impairment of assets	4,650	1.7%	(2,632)	(0.9%)
Gain on insurance recovery	(500)	(0.2%)	(399)	(0.1%)
Restructuring charges	2,288	0.9%	-	0.0%
Other expenses	25,218	9.4%	20,669	7.0%

Total operating expenses	$227,773	84.8%	$242,415	82.6%

Functional Classification
Transportation	$83,071	30.9%	$100,732	34.3%
Maintenance of ways and structures	26,769	10.0%	26,163	8.9%
Maintenance of equipment	33,503	12.5%	35,870	12.2%
Diesel fuel sold to third parties	6,493	2.4%	18,946	6.5%
General and administrative	48,076	17.9%	45,083	15.3%
Net loss (gain) on sale and impairment of assets	4,650	1.7%	(2,632)	(0.9%)
Gain on insurance recovery	(500)	(0.2%)	(399)	(0.1%)
Restructuring charges	2,288	0.9%	-	0.0%
Depreciation and amortization	23,423	8.7%	18,652	6.4%

Total operating expenses	$227,773	84.8%	$242,415	82.6%

GENESEE & WYOMING INC. AND SUBSIDIARIES
RAILROAD FREIGHT REVENUES, CARLOADS AND AVERAGE REVENUES PER CARLOAD
COMPARISON BY COMMODITY GROUP
(dollars in thousands, except average revenues per carload)
(unaudited)

	Three Months Ended			Three Months Ended
	June 30, 2009			June 30, 2008
	Freight		Average Revenues	Freight		Average Revenues
Commodity Group	Revenues	Carloads	Per Carload	Revenues	Carloads	Per Carload

Coal, Coke & Ores	$15,729	42,606	$369	$15,488	41,474	$373
Pulp & Paper	12,147	21,877	555	18,798	30,994	607
Minerals & Stone	10,172	35,321	288	11,743	37,041	317
Farm & Food Products	9,224	22,316	413	10,157	18,436	551
Chemicals-Plastics	7,879	12,230	644	8,049	12,147	663
Metals	7,745	15,500	500	10,675	21,154	505
Lumber & Forest Products	6,910	15,199	455	8,667	19,503	444
Petroleum Products	4,599	6,911	665	4,241	6,336	669
Autos & Auto Parts	1,188	2,055	578	2,148	3,433	626
Other	3,703	14,174	261	1,453	6,038	241

Totals	$79,296	188,189	421	$91,419	196,556	465

GENESEE & WYOMING INC. AND SUBSIDIARIES
RAILROAD FREIGHT REVENUES, CARLOADS AND AVERAGE REVENUES PER CARLOAD
COMPARISON BY COMMODITY GROUP
(dollars in thousands, except average revenues per carload)
(unaudited)

	Six Months Ended			Six Months Ended
	June 30, 2009			June 30, 2008
	Freight		Average Revenues	Freight		Average Revenues
Commodity Group	Revenues	Carloads	Per Carload	Revenues	Carloads	Per Carload

Coal, Coke & Ores	$36,846	100,552	$366	$32,234	86,954	$371
Pulp & Paper	25,547	45,963	556	36,811	60,920	604
Farm & Food Products	20,028	48,708	411	21,044	36,368	579
Minerals & Stone	18,679	66,571	281	20,957	68,694	305
Metals	17,213	34,838	494	20,194	40,281	501
Chemicals-Plastics	16,236	25,038	648	15,471	23,524	658
Lumber & Forest Products	13,526	29,914	452	16,638	37,640	442
Petroleum Products	10,288	14,798	695	9,248	13,787	671
Autos & Auto Parts	2,292	3,763	609	3,903	6,778	576
Other	7,808	32,483	240	2,647	11,037	240

Totals	$168,463	402,628	418	$179,147	385,983	464

Reconciliation of non-GAAP Financial Measures

This earnings release contains adjusted operating ratios and free cash flow, which are "non-GAAP financial measures" as this term is defined in Regulation G of the Securities Exchange Act of 1934.  In accordance with Regulation G, GWI has reconciled these non-GAAP financial measures to its most directly comparable U.S. GAAP measure.

Adjusted Operating Ratios Description and Discussion

Management views its Operating Ratio, calculated as total Operating Expenses divided by total Revenues, as an important measure of GWI’s operating performance.  Because management believes this is useful for investors in assessing GWI’s financial results compared with the same period in the prior year, the Adjusted Operating Ratios for the three months ended June 30, 2009 and 2008, are presented excluding the Huron Central Railway Inc. (HCRY) impairment and restructuring and related charges, legal expenses associated with the resolution of the arbitration associated with the Meridian & Bigbee Railroad LLC (M&B) Haulage Agreement and net gain on sale of assets and insurance recovery.  The Adjusted Operating Ratios presented excluding these effects are not intended to represent, and should not be considered more meaningful than, or as an alternative to, the Operating Ratios calculated using amounts in accordance with GAAP.

The following table sets forth a reconciliation of GWI’s Operating Ratios calculated using amounts determined in accordance with GAAP to the Adjusted Operating Ratios described above for the three months ended June 30, 2009 and 2008 ($ in millions):

2009	Total Revenues	Total Operating Expenses	Operating Income	Operating Ratio
As Reported	$130.1	$115.4	$14.6	88.7%
HCRY impairment and restructuring and related charges	-	(9.0)	9.0
M&B legal expenses	-	(1.4)	1.4
Net gain on sale of assets	-	1.8	(1.8)
Gain on insurance recovery	-	0.5	(0.5)
Adjusted	$130.1	$107.3	$22.7	82.5%

2008	Total Revenues	Total Operating Expenses	Operating Income	Operating Ratio
As Reported	$152.7	$123.0	$29.7	80.6%
Net gain on sale of assets	-	2.1	(2.1)
Gain on insurance recovery	-	0.4	(0.4)
Adjusted	$152.7	$125.5	$27.2	82.2%

Free Cash Flow Description and Discussion

Management views Free Cash Flow as an important financial measure of how well GWI is managing its assets.  Subject to the limitations discussed below, Free Cash Flow is a useful indicator of cash flow that may be available for discretionary use by GWI.  Free Cash Flow is defined as Net Cash Provided by Operating Activities from Continuing Operations less Net Cash Used in Investing Activities from Continuing Operations, excluding the cost of acquisitions.  Key limitations of the Free Cash Flow measure include the assumptions that GWI will be able to refinance its existing debt when it matures and meet other cash flow obligations from financing activities, such as principal payments on debt.  Free Cash Flow is not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of cash flow determined in accordance with GAAP.

The following table sets forth a reconciliation of GWI's Net Cash Provided by Operating Activities from Continuing Operations to GWI's Free Cash Flow ($ in millions):

	Six Months Ended
	June 30,
	2009	2008
Net cash provided by operating activities from continuing operations	$44.1	$37.6
Net cash used in investing activities from continuing operations	(26.1)	(116.7)
Cash paid for acquisitions, net of cash acquired	5.8	97.6
Free cash flow	$23.8	$18.5